Exhibit 3B-6

ANNEX
DRAFT DEED OF AMENDMENT ARTICLES OF ASSOCIATION
NOTE ABOUT TRANSLATION:
This document is an English translation of a document prepared in Dutch, which deed will be executed in the Dutch language.
ln preparing this document, an attempt has been made to translate as l iterally as possible without jeopardising the overall continuity of the text. lnevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. ln this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.
AMENDMENT TO THE ARTICLES OF ASSOCIATION
(Portugal Telecom lnternational Finance B. V. em recuperação judicial (subject to Brazi/ian in-court reorganization proceedings))
This day of January two thousand seventeen, there appeared before me, Pieter Gerard van Druten , civil law notary officiating in Amsterdam, the Netherlands:
[employee of Loyens & Loeff N. V.], with office address Fred. Roeskestraat 100, 1076 ED Amsterdam , the
Netherlands.
The person appearing declared the following :
on the day of January two thousand seventeen the general meeting of Portugal Telecom lnternational
Finance B.V. em recuperação judicial (subject to Brazílian in-court reorganization proceedings), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat (statutaire zele/) in Amsterdam , the Netherlands, and its registered office address at
Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Dutch trade registe r under number 34108060 (Company) , reso lved to partially amend the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a shareholder’s resolution, a copy of which is attached to this deed (Annex).
The articles of association of the Company were last amended by a deed , executed on the thirtieth day of
October two thousand two before A.A. Voorneman, civillaw notary officiating in Amsterdam, the
Netherlands, with respect to which a ministerial statement of no objections was granted on the thirtieth day of
October two thousand two, under number BV 1052812.
ln implementing the aforementioned resolution , the articles of association of the Company are hereby amended as follows :
Amendment A
Article 9 is amended and shall read as follows:
“Article 9 . Management board
1.
The management board shall consist of one or more members. 8oth individuais and local and foreign legal enlities can act as management board members

2 . Management board members are appointed by the general meeting .
3. A management board member may be suspended or dismissed by the general meeting at any time.
4. The authority to establish a remuneration and other conditions of employment for management board members is vested in the general meeting.”
2 Amendment 8
After article 1 O paragraph 2 , a new paragraph 3 is inserted, reading as follows:
“3.
A management board member shall not participate in deliberations and the decision-making process in the event of a director indirect personal conflict of interest between that management board member and the Company and the enterprise connected with it. lf there is such a director indirect personal conflict of interest in respect of ali management board members or the sole management board member, the preceding sentence does not apply and the management board shall maintain its authority.”
Amendment C
Article 11 is amended and shall read as follows:
“Article 11 . Representation
The Company shall be represented by the management board and each management board member is also authorised to represent the Company individually. “
End
The person appearing is known to me , civillaw notary.
This deed was executed in Amsterdam , the Netherlands, on the date stated in the first paragraph of this deed .
The contents of the deed have been stated and clarified to the person appearing.
The person appearing has declared not to have the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.
After limited reading, this deed was signed first by the person appearing and thereafter by me , civil law notary.

VOORNEMAN GEENEN NOTARISSEN 1

2002VOO3413MGN
statutenwijziging eng

AMENDMENT ARTICLES OF ASSOCIATION

On the thirtieth day of October two thousand two appeared before me,
Anton Arnaud Voorneman, civil law notary in Amsterdam:
Miss Myrthe Marie Louise Görtzen, with office address at 1082 LV Amsterdam, Gelderlandplein 75K, born in Amsterdam on the seventh day of December nineteen hundred seventy-four.
The appearer declared:

- The extraordinary meeting of shareholders of the private company with limited liability:
  Portugal Telecom International Finance B.V.,
  number BV: 1052812, with statutory seat at Amsterdam and offices at 1077 ZX Amsterdam, Strawinskylaan 3105, filed at the Trade Register of the Chamber of Commerce in Amsterdam under number 34108060, decided as follows on the twenty-ninth day of October two thousand two:
  a. to amend the company's articles of association entirely as stated below;
  b. to authorize her, appearer, to execute the notarial deed of the amendment of the articles of association.
- A copy of the resolution will be attached to this deed.
- The articles of the company have been laid down by deed of incorporation executed on the twenty-sixth day of November nineteen hundred ninety-eight before the aforementioned civil law notary A.A. Voorneman, the declaration of no objection as mentioned in article 2:175 Dutch Civil Code on the draft of that deed was granted on the twenty-fourth day of November nineteen hundred ninety-eight under number BV 1052812. The articles of association have not been amended since.
- The declaration of no objection as mentioned in article 2:235 Dutch Civil Code is granted under number BV 1052812 dated the thirtieth day of October two thousand two, which declaration will be attached to this deed.

To execute the foresaid decision the appearer declared to amend the articles of association as follows:

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Article 1. Name, seat and duration

1. The name of the company is:
   Portugal Telecom International Finance B.V.
2. The seat of the company is in Amsterdam.
3. The company has been entered into for an indefinite period of time.

Article 2. Purposes

The purposes of the company are:

- to incorporate, to participate in any way whatsoever, to manage and to supervise enterprises and companies;
- to render guarantees and to bind the company or assets of the company on behalf of enterprises and companies with which the company forms a group;
- to render services to enterprises and companies;
- to finance enterprises and companies;
- to lend and to borrow money;
- to obtain, alienate, manage and to exploit real estate and items of property in general;
- to exploit and to trade patents, marks, licenses, know-how and intellectual rights of property;
- to perform all kind of industrial, financial and commercial activities;

and to do all that is connected therewith or may be conducive thereto, all this to be interpreted in the widest sense.

Article 3. Capital and shares

1. The authorized capital amounts to one hundred thousand euro (EUR 100,000.--).
2. It is divided into two hundred (200) shares, each with a nominal value of five hundred euro (EUR 500.--).
3. The shares are registered in the name of the holders. No share-certificates shall be issued.

Article 4. Shareholders' register

1. The Managing Board shall keep a register in which the names and addresses of all shareholders shall be recorded, with mention of the date they acquired the shares, the date of acknowledgement or service as well as the amount paid in on each share.
2. The provisions of Article 2:194 Dutch Civil Code are applicable.

Article 5. Issue of shares

1. The issue of shares shall be effected pursuant to a resolution of the general meeting of shareholders - hereinafter referred to as: the "general meeting" - insofar as the general meeting has not designated another organ of the company in this respect.
2. For the issue of a share further an appropriate notarial deed, executed by a civil law notary, officiating in the Netherlands, in which deed all parties involved are represented, shall be required.
3. A resolution for the issue of shares shall stipulate whether shareholders have a right to pre-emption, with due observance of the provisions of the Law.
4. The full nominal amount of each share must be paid in on issue.

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5. The Managing Board is entitled without prior approval of the general meeting of shareholders to perform acts in law as mentioned in article 2:204, paragraph 1 Dutch Civil Code.

Article 6. Own shares

1. The company shall be entitled - subject to due observance of the relevant provisions of the Law - to acquire its own fully paid in shares or the depositary receipts thereof.
2. The company may give loans in consideration of the taking or acquisition of shares in its capital, but only up to the amount of the distributable reserves.
3. The company shall not co-operate with the issue of registered certificates of beneficial ownership.

Article 7. Transfer of shares. Life estate. Pledging

1. The transfer of shares as well as the creation or transfer of a limited right thereon, shall require an appropriate notarial deed, executed by a civil law notary, officiating in the Netherlands, in which deed all parties involved are represented.
2. The rights attached to the shares cannot be exercised by the new shareholder before the legal act has been acknowledged by the company or has been serviced on the company, according to the relevant provisions of the law, unless the company itself is a party to the legal act.
3. If a life estate is created or if the shares are pledged, the voting rights cannot be assigned to the estate holder or the pledgee.

Article 8. Restrictions on transfer of shares

1. In order to be valid any transfer of shares shall require the approval in accordance with the provisions of this article of the general meeting. No approval is required if, either all shareholders have approved the intended transfer in writing, which approval shall remain valid for three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.
2. A shareholder who wishes to transfer shares - in this article also referred to as the applicant - shall give notice of such intention to the management board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares.
3. The management board shall be obliged to convene and to hold a general meeting within six weeks from the date of receipt of the notice referred to in the preceding paragraph. The contents of such notice shall be stated in the convocation.
4. If the meeting grants the approval requested, the transfer must take place within three months thereafter.
5. If:
   a. no such meeting as referred to in paragraph 3 has been held within the term mentioned in that paragraph;
   b. at that meeting no resolution has been adopted regarding the request for approval;

VOORNEMAN GEENEN NOTARISSEN 4

c. such approval has been refused without the meeting having informed the applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash, the approval requested shall be deemed to have been granted and, in the case mentioned under a, shall be deemed to have been granted on the final day on which the meeting should have been held.

6. Unless the applicant and the party(ies) interested designated by the general meeting and accepted by him agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by an expert, appointed at the request of the most willing party by the chairman of the Chamber of Commerce in whose district the company has its official seat.
7. The applicant remains entitled to withdraw, until the expiry of one month after the determination of aforesaid price has been communicated to him in writing.
8. The costs of determining the price shall be borne:
   a. by the applicant if he withdraws;
   b. by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, on the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him;
   c. by the company in cases not falling under a or b.
9. The company itself can only be an interested party as referred to in paragraph 5 under c. with the consent of the applicant.

Article 9. Managing Board

1. The company shall have a Managing Board, consisting of one or more members A (directeuren A) and one or more members B (directeuren B).
2. The general meeting shall appoint the members A and B of the Managing Board and shall be competent to dismiss or to suspend them at any time.
3. The general meeting shall determine the remuneration and further conditions of employment for each member A and Member B of the Managing Board.

Article 10

1. The Managing Board shall be entrusted with the management of the company.
2. The general meeting shall be authorized to submit certain resolutions by the Managing Board to its approval, provided the general meeting shall notify the Managing Board in writing thereof.

Article 11. Representation

1. The managing board shall be authorized to represent the company.
   A managing director A and a managing director B will also be authorized to represent the company, acting jointly.
2. In case of a conflict of interest with a member of the Managing Board, each and any member of the Managing Board remains entitled to represent the company.
3. Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-à-vis a holder of all of the shares, whereby the company is represented by such shareholder, shall be put down in writing. For the application of

VOORNEMAN GEENEN NOTARISSEN 5

the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

4. Paragraph 3 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

Article 12

In case one or more members of the Managing Board are prevented or incapacitated to act, the remaining members or the remaining member of the Managing Board shall be temporarily entrusted with the full management of the company, whereas in case all members of the Managing Board or the sole member of the Managing Board are prevented or incapacitated to act, the management shall be temporarily entrusted to the person to be designated thereto each year by the general meeting.

Article 13. Financial year and annual accounts

1. The financial year of the company shall be the calendar year.
2. Annually, within five months after the end of the financial year concerned - unless this term is extended by the general meeting with not more than six months by reason of special circumstances -, the Managing Board shall draw up the annual accounts consisting of a balance-sheet, a profit and loss account and explanatory notes.
   Within said period the annual accounts and the annual report shall be available at the company's office for inspection by the shareholders.
3. The general meeting confirms the annual accounts.
   The meeting mentioned in sub. 2 will decide concerning the discharge of the Managing Board.

Article 14. Profits

1. The profits of the company, according to the annual accounts confirmed by the general meeting, are - insofar as they are not to be preserved for the formation or maintenance of reserves prescribed by Law - at the disposal of the general meeting which decides about reservation or payment of profits.
2. Dividends may be paid up only to the amount above the sum of the balances between net assets and paid in capital, increased with reserves which must be maintained by virtue of Law.
3. The Managing Board may resolve to pay out an interim-dividend with due observance of the provision of paragraph 2.
4. The claim of a shareholder for payment of dividend will expire after a period of five years.

Article 15. General meetings of shareholders

1. The general meetings shall be held in the place where the company has its statutory seat or at Rotterdam, The Hague or Schiphol (municipality Haarlemmermeer).
2. A general meeting shall be held annually within the six months after the end of the financial year concerned in which among other matters the annual accounts shall be confirmed and the appropriation of profits shall be decided upon.

Article 16

1. The Managing Board shall convene the general meeting not later than on the

VOORNEMAN GEENEN NOTARISSEN 6

fifteenth day prior to the meeting.

2. Shareholders shall be convened to general meetings by letters sent to their addresses as per the register as mentioned in Article 4.

Article 17. The entire issued share capital is represented. Notes

1. Valid resolutions may be taken on all subjects on the agenda provided unanimously, as long as the entire issued share capital is represented at a general meeting, even though the formalities prescribed by Law or the Articles of Association for the convocation and holding of meetings have not been complied with.
2. The Managing Board keeps a record of the resolutions made. If the Managing Board is not represented at a meeting, the chairman of the meeting shall provide the Managing Board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 18

1. On shares in its own capital acquired by the company no voting rights shall be exercised by the company.
   Payment to the company on these shares will not take place.
2. At the determination of any majority or any quorum, required for passing of a resolution by the general meeting, the shares in its own capital acquired by the company shall be left out of consideration.

Article 19

1. The general meeting shall appoint the chairman of the meeting.
2. The general meeting decides with an absolute majority of votes, validly cast.
3. Each share confers the right to cast one vote.
4. The Managing Board keeps a record of the resolutions made;
   article 17 paragraph 2 of the articles of association are equally applicable.

Article 20. Resolutions outside meetings. Notes

1. Resolutions of the shareholders may instead of in general meetings also be taken in writing provided this is done unanimously by all the shareholders entitled to vote.
2. The Managing Board shall keep a record of the resolutions thus made.
   Each of the shareholders must procure that the Managing Board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible.
   The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 21. Amendment

In case a proposal for amendment of the Articles of Association is submitted to the general meeting simultaneously a copy of the proposal in which the verbatim text of the proposed amendment is embodied has to be deposited at the company's office for inspection by those who are entitled thereto by Law, until the end of the meeting

VOORNEMAN GEENEN NOTARISSEN 7

concerned.

Article 22. Dissolution

1. At the dissolution of the company by virtue of a resolution of the general meeting, the liquidation shall be effected by the Managing Board, unless the general meeting shall decide otherwise.
2. The general meeting shall fix the remuneration of the liquidators.
3. The liquidation shall be effected with due observance of the applicable provisions of the Law.
4. The remainder of the assets of the company after payment of all creditors shall be transferred to the shareholders in proportion to the nominal value of their shareholding.
5. The liquidation shall otherwise be subject to the provisions of Title 1 of Book 2 Dutch Civil Code.
6. During the liquidation the Articles of Association shall remain applicable insofar as possible.

Final Provisions

Finally the appearer declared that:

- according to the present articles of association the nominal value of the shares amounts to one thousand Dutch guilders (NLG 1,000.--);
- in accordance with the provisions of article 2:178c Dutch Civil Code the nominal value of the shares is converted into four hundred fifty-three euro and seventy-eight eurocent (EUR 453.78).

A. The nominal amount of each of the shares is hereby converted -in accordance with the provisions of article 2:178a Dutch Civil Code- into four hundred fifty-three euro and seventy-eight eurocent (EUR 453.78), the paid-up capital amounts to nineteen thousand fifty-eight euro and seventy-six eurocent (EUR 19,058.76), the issued capital is divided into forty-two (42) shares, each with a nominal value of four hundred fifty-three euro and seventy-eight eurocent (EUR 453.78).

B. As a result of this deed of amendment of the articles of association the issued forty-two (42) shares, each with a nominal value of four hundred fifty-three euro and seventy-eight eurocent (EUR 453.78), are converted into forty-two (42) shares, each with a nominal value of five hundred euro (EUR 500.--), so the paid-up capital amounts to twenty-one thousand euro (EUR 21,000.--).
The balance between the total nominal value of the shares in euro's and the former paid-up capital in Dutch guilders, being one thousand nine hundred forty-one euro and twenty-three eurocent (EUR 1,941.23) will be will be charged to the share premium reserve.

The appearer is known to me, notary.

THIS DEED,

drawn up, has been executed at Amsterdam, on the day and year mentioned in the heading in this deed.

The contents of this deed were stated and explained in substance to the appearer.

The appearer then declared to be well informed on and to agree with the contents of

VOORNEMAN GEENEN NOTARISSEN
this deed and not to care for a reading out in full.
Immediately after partia} reading, the appearer and I, notary, signed this deed.
(w.s.) M.M.L. Gõrtzen, A.A. Voomeman